Exhibit 99.1

FOR IMMEDIATE RELEASE

WEDNESDAY, MARCH 7, 2012

MHI HOSPITALITY CORPORATION COMPLETES $30.0 MILLION

SECURED DEBT FINANCING

Williamsburg, VA – March 7, 2012 – MHI Hospitality Corporation (NASDAQ: MDH) (“MHI” or the “Company”) today announced that it has successfully executed a new $30.0 million secured loan with TD Bank N.A., collateralized by a first mortgage on the Hilton Philadelphia Airport Hotel in Philadelphia, Pennsylvania. The loan carries a floating interest rate of the 30-day LIBOR rate plus 3.0%, with a 50 basis point floor on LIBOR, and amortizes on a 25 year schedule. The maturity date is August 30, 2014 with an extension option until March 1, 2017, contingent upon the extension or acceptable replacement of the Hilton Worldwide license agreement for the hotel. Proceeds from the loan were used to pay off the remaining indebtedness under the Company’s existing syndicated credit facility, to repay a portion of the Company’s indebtedness under its Note Agreement with Essex Equity, and for working capital purposes. With this transaction, the Company’s syndicated credit facility is now terminated and the Company’s Crowne Plaza Tampa Westshore Hotel is released therefrom and unencumbered.

About MHI Hospitality Corporation

MHI Hospitality Corporation is a self-managed and self-administered lodging REIT focused on the acquisition, renovation, upbranding and repositioning of upscale to upper upscale full-service hotels in the Mid-Atlantic and Southern United States. Currently, the Company’s portfolio consists of investments in ten hotel properties, nine of which are wholly-owned and comprise 2,113 rooms. All of the Company’s wholly-owned properties operate under the Hilton Worldwide, InterContinental Hotels Group and Starwood Hotels and Resorts brands. The Company has a 25.0 percent interest in the Crowne Plaza Hollywood Beach Resort. MHI Hospitality Corporation was organized in 2004 and is headquartered in Williamsburg, Virginia. For more information please visit www.mhihospitality.com.

Contact at the Company:

Scott Kucinski

Director - Investor Relations

(757) 229-5648